Exhibit 10.6

[CONCORD EFS, INC. LETTERHEAD]

September 11, 2002

Mr. Richard Buchignani
6065 River Oaks Cove
Memphis, TN 38120

Dear Richard:

I am pleased to confirm our offer of employment as Vice Chairman and General Counsel of Concord EFS, Inc. Your salary will be $275,000 annualized. In addition to your salary, the following compensation stipulations also apply:

BONUS: You are eligible to participate in Concord’s Annual Bonus Program consistent with members of the Executive Management Staff.

STOCK OPTIONS: You will be granted 25,000 stock options effective October 4, 2002 and will be eligible to participate in the Concord Stock Option Plan as outlined in the Concord EFS, Inc. 2002 Incentive Stock Option Plan, as amended, subject in all respects to the terms of the Plan and the Option Agreement evidencing this grant.

BENEFITS: You are eligible to participate in our healthcare plan (to include health, disability, and term life), our 401(k) plan, and our Senior Executive Retirement Savings Plan.

Upon termination, death, disability, change of control, or change of position or location, Concord will pay one year’s salary to your or your designated beneficiary(s). Options will continue to vest during the one-year period.

Concord will also pay for professional organization dues, CLE, seminars, and other customary expenses related to your position.

If you are in agreement with the terms of this offer, please acknowledge your acceptance by signing in the space provided below and return one copy to me.

Richard, I am looking forward to welcoming you to Concord as a member of our Executive Management Team.

Sincerely,

/s/ Dan M. Palmer

Dan M. Palmer
Chairman and CEO

/s/ J. Richard Buchignani	9/18/02

Richard Buchignani	Date

JMF/kw